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                                                                    EXHIBIT 10.6




                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT


         This Amendment to Employment Agreement ("Amendment") is entered into as of this 28th day of October, 1996, by and between TSX Corporation, a Nevada corporation (the "Company"), and George L. Fletcher (the "Executive").

                                  WITNESSETH:

         WHEREAS, the Executive is currently employed by the Company as Senior Vice President of the Company; and

         WHEREAS, the Company, ANTEC, a Delaware corporation ("ANTEC"), and TSX Acquisition Corporation, a Nevada corporation ("Merger Sub"), have entered into a Plan of Merger dated as of October 28, 1996 (the "Merger Agreement") pursuant to which Merger Sub will be merged into the Company and the Company shall continue to exist as the surviving corporation (the "Merger"); and

         WHEREAS, the Company and the Executive are parties to an Employment Agreement dated May 1, 1995 (the "Employment Agreement") which provides that in the event the Executive's employment with the Company is terminated under certain circumstances following a Change in Control (as defined therein) the Company shall provide certain benefits to the Executive on terms described in the Employment Agreement; and

         WHEREAS, the Company and the Executive desire to enter into this Amendment to the Employment Agreement to clarify those Change in Control payments and to otherwise modify the Employment Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

         1. Amendment. The Employment Agreement is hereby amended as follows:

         (a) The first paragraph of Section 2 is amended in its entirety to read:

                          2. Nature of Executive Services. The Executive shall have such positions and perform such duties as the Company shall reasonably determine from time to time to facilitate the integration of the business of the Company with the business of ANTEC Corporation following the merger of the Company and TSX Acquisition Corporation (the "Merger") and to further sales and marketing. In no event shall the Executive be required to relocate his principal residence from Tucson, Arizona.
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         (b)     Section 3 is amended in its entirety to read:

                          3. Term. The Term of the Executive's employment hereunder shall continue until December 31, 1998 (the "Date of
                 Termination" or "Termination Date").   The term of this
                 Agreement is hereinafter referred to as the "Employment
                 Period."

         (c)     Section 4(b) is deleted.

         (d)     A new Section 4(c) is added reading:

                          (c) Stock Options.  In connection with grants made in
                 1998, the Executive will be eligible to receive options to purchase stock of ANTEC Corporation in the same manner as other comparable executives of ANTEC and its subsidiaries.

         (e) Section 8(f) is deleted and references anywhere in the Employment Agreement to Section 8(f) are deleted.

         (f) All references anywhere in the Employment Agreement to Section 9 are deleted and Section 9 is amended by deleting subsections (a), (b), (c)
(ii), (c)(iii) and (d) and amending the first sentence of subsection (c) prior to the beginning of paragraph (c) (i) in its entirety to read:

                 (c) It is acknowledged that upon the Effective Time, the Executive's duties, titles and offices will be changed by the amendment of this Agreement on October 28, 1996 (the "Amendment") in a manner that would entitle Executive to terminate his employment under this Agreement for Good Reason pursuant to the provisions of this Agreement as they existed prior to the Amendment and obligate the Company to provide the benefits provided by paragraphs (i) and (iv) below. However, Executive has agreed to defer the exercise of that right until the Termination Date, and the Company has agreed to provide the benefits provided by paragraphs (i) and (iv) below on the Termination Date. The payment provided by paragraph (i), which will be $661,466 if the Effective Time is after January 1, 1997 as contemplated, will be paid with interest at the annual rate of 7.5% from the tenth date following the Effective Time until the date of payment. The parties have agreed that these will be the Company's obligations as a result of the termination of the employment of the Executive.


         (g)     Section 14 is deleted.

         (h)     Schedule 1 is deleted.





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         2.      Conditioned on Merger.  This Amendment is conditioned upon the consummation of the Merger. If for any reason the Merger Agreement is terminated, then this Amendment shall become null and void and have no force or effect.

         3. Applicable Law. The Employment Agreement and this Amendment shall be construed and interpreted pursuant to the laws of Texas.

         4. Entire Agreement. The Employment Agreement and this Amendment contain the entire agreement between the Company and the Executive and supersedes any and all previous agreements, written or oral, between the parties relating to the subject matter hereof. No amendment or modification of the terms of the Employment Agreement or this Amendment shall be binding upon the parties hereto unless reduced to writing and signed by the Company and the Executive.

         5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original.

         6. Severability. In the event any provision of this Amendment is held illegal or invalid, the remaining provisions of this Amendment shall not be affected thereby.


         IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company has caused the Amendment to be executed in its name on its behalf, all as of the day and year first above written.

                                               COMPANY:

                                               TSX CORPORATION



                                               By:  /s/ William H. Lambert
                                                    -------------------------
                                               Title: Chairman, President and
                                                      Chief Executive Officer
                                                      -----------------------



                                               EXECUTIVE:

                                               /s/ George L. Fletcher
                                               -----------------------------





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